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                                                                    EXHIBIT 99.1

                          NOTICE OF SPECIAL MEETING OF
                   THE SHAREHOLDERS OF INTERCONTINENTAL BANK
                          TO BE HELD NOVEMBER 17, 1995

To the Shareholders of Intercontinental Bank:

     Notice is hereby given that a Special Meeting of the Shareholders of Intercontinental Bank ("ICBK") will be held at the Hyatt Regency Miami, 400 Southeast Second Avenue, Miami, Florida on Friday, November 17, 1995, at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, between NationsBank Corporation ("NationsBank") and ICBK (the "Agreement"), pursuant to which NationsBank will acquire ICBK through the merger (the "Merger") of ICBK with and into a wholly owned national banking association subsidiary of NationsBank (the "New Bank"). Pursuant to the Merger, each issued and outstanding share of common stock of ICBK ("ICBK Common Stock") will be converted into (i) the right to receive whole shares of common stock of NationsBank (the "NationsBank Common Stock") at a per share exchange ratio equal to $30 divided by the average closing price of one share of NationsBank Common Stock computed on the New York Stock Exchange Composite Transactions List for the ten-trading-day period ending five business days prior to the closing of the Merger, and (ii) cash in lieu of any fractional shares, all as more fully described in the accompanying Proxy Statement-Prospectus. The Agreement also requires the redemption of each outstanding share of ICBK Series A preferred stock (the "ICBK Series A Preferred Stock"), no par value, at $1.00 per share (the "Redemption"), immediately prior to the effective time of the Merger.
     2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Only shareholders of record of ICBK Common Stock and ICBK Series A Preferred Stock at the close of business on September 25, 1995 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Approval of the Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of ICBK Common Stock and ICBK Series A Preferred Stock, each voting separately as a class. Holders of ICBK Common Stock are entitled to dissent from the Merger and to receive the value of their shares, as more fully explained in the accompanying Proxy Statement-Prospectus.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, IF YOU ARE A HOLDER OF SHARES OF ICBK COMMON STOCK, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. A PREPAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY.
                                         By order of the Board of Directors,
                                         William H. Allen, Jr., Chairman of the
                                         Board
                                         William L. Morrison, President
              , 1995